UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): 01/25/2017

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission file number: 001-05519

Pennsylvania (State of incorporation)	23-2394430 (I.R.S. Employer Identification Number)

1735 Market Street, Suite 200 Philadelphia, PA 19103 (Address of principal executive offices, including zip code)

(215) 569-2200 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Letter Agreement with Michael S. Castleman

Michael S. Castleman became the President and interim Chief Executive Officer of CDI Corp. ("CDI" or the "Company") on September 15, 2016. He was, and continues to serve as, CDI’s Chief Financial Officer. On January 25, 2017, in recognition of the additional duties and responsibilities he assumed and his key leadership role through this time of transition, CDI Corporation and Mr. Castleman entered into a letter agreement, pursuant to which (i) Mr. Castleman’s base salary was increased to $500,000 per year retroactive to September 16, 2016 (with an additional increase if Mr. Castleman is appointed as the full-time Chief Executive Officer of CDI), (ii) Mr. Castleman’s target annual cash bonus opportunity was increased to 90% of his base salary (with an additional increase if Mr. Castleman were to be appointed as the full-time Chief Executive Officer of CDI), and (iii) Mr. Castleman was granted the right to earn two retention bonuses, each in the amount of $250,000, subject to his remaining employed by CDI Corporation on the payment date of the applicable retention bonus (which will be on the first business day after CDI files its Form 10-K with the Securities and Exchange Commission in 2017 and 2018), and further subject to accelerated payment upon a sale of the Company and full or pro-rata payment of any unpaid retention bonus in the event of certain involuntary terminations of employment. Additionally, the letter agreement amended Mr. Castleman’s employment agreement with CDI Corporation by (i) increasing his severance from six months of continued base salary to twelve months of continued base salary in the event of a termination without cause (as defined in his employment agreement), (ii) modifying how Mr. Castleman’s continued base salary severance ends upon obtaining employment following a termination in connection with a sale of the Company and (iii) clarifying how any pro-rata bonus would be calculated in connection with a termination without cause that occurs in the year of a sale of the Company.

Letter Agreement with Brian D. Short

Brian D. Short is the Executive Vice President, Chief Administrative Officer and General Counsel of CDI. On January 25, 2017, in light of the additional responsibilities required of Mr. Short and his key leadership role through this time of transition, CDI Corporation and Mr. Short entered into a letter agreement pursuant to which (i) Mr. Short become eligible to receive a retention bonus of $150,000 payable on March 15, 2017 and a retention bonus of $100,000 payable on March 15, 2018, each subject to his remaining employed by CDI Corporation on the payment date (subject to accelerated payment upon a sale of the Company and full or pro-rata payment of any unpaid retention bonus in the event of certain involuntary terminations of employment) and (ii) CDI Corporation modified how Mr. Short’s continued base salary severance ends upon obtaining employment following a termination in connection with a sale of the Company.

Equity Awards

On January 25, 2017, the Company granted certain equity awards under CDI’s Amended and Restated Omnibus Stock Plan to Michael Castleman and Brian Short, which were structured in part to promote retention. Messrs. Castleman and Short were granted 87,500 and 59,500 shares of Time-Vested Deferred Stock (“TVDS”), respectively, that vest 20% on October 1, 2017, 30% on each of October 1, 2018 and October 1, 2019, and 20% on October 1, 2020, subject to continued employment on the applicable vesting date. No equity awards had been granted to them since March 2015 (in the case of Mr. Castleman) and May 2015 (in the case of Mr. Short). In the event of a sale of the Company, a minimum of the next two tranches then due to vest will become vested (and additional TVDS may vest depending on the value of CDI stock realized in the transaction) and the vesting dates of any remaining tranches will be accelerated by one year. The TVDS awards also provide for vesting of a portion of the awards in connection with certain involuntary terminations of employment. Messrs. Castleman and Short also were granted a target number of 37,500 and 25,500 Performance Units, respectively, that are earned based on the Company’s achievement of operating profit targets in 2018. Up to 150% of the Performance Units could be earned for the maximum level of operating profit. Any Performance Units that are earned will vest on March 31, 2019 subject to continued employment by CDI through that date. In the event of a sale of the Company that occurs prior to December 31, 2018, all Performance Units will be immediately forfeited with no compensation due.

The letter agreements and equity award agreements for each of Messrs. Castleman and Short are included as Exhibits to this Form 8-K, and the descriptions provided above are intended to be brief summaries of the material terms of such agreements and are qualified in their entirety by reference to such agreements.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1 - Letter Agreement dated January 25, 2017 between CDI Corporation and Michael S. Castleman

Exhibit 10.2 - Time-Vested Deferred Stock Agreement for award granted to Michael S. Castleman on January 25, 2017

Exhibit 10.3 - Performance Units Agreement for award granted to Michael S. Castleman on January 25, 2017

Exhibit 10.4 - Letter Agreement dated January 25, 2017 between CDI Corporation and Brian D. Short

Exhibit 10.5 - Time-Vested Deferred Stock Agreement for award granted to Brian D. Short on January 25, 2017

Exhibit 10.6 - Performance Units Agreement for award granted to Brian D. Short on January 25, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP.
(Registrant)

By: /s/ Brian D. Short
Brian D. Short
Executive Vice President,
Chief Administrative Officer
and General Counsel

Date: January 31, 2017